Exhibit 21

IGEN Networks Corp
Subsidiary Information

IGEN Networks Corp has a wholly owned Canadian subsidiary as follows:

Name:  IGEN Business Solutions Inc
Address:  #102 – 3833 Henning Drive, Burnaby BC, Canada, V5C 6N5
Incorporation Number:  BC0924483
Date of Incorporation:  November 4, 2011